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Exhibit 10.1

February 14, 2000

Mr. Michael Kantrowitz
620 Christian Street
Philadelphia, PA 19947

Dear Mike:

I'd like to take this opportunity formally to offer you the position of President and Chief Executive Officer as well as a seat on the Board of Directors of Neoware Systems, Inc., with a starting date of February 14, 2000.

We have structured a compensation package that consists of several components: salary, bonus, executive equity plan, severance, and benefits.

1. You shall serve at the pleasure of the Board of Directors. Your starting base salary shall be at a rate of $210,000 per year, paid according to standard company payroll policy. You will be provided with the use of a company automobile similar to your current automobile.

2. Your annual bonus opportunity will be up to 50 % of your base salary or greater as determined solely by the Board of Directors. The annual bonus shall be reasonably determined by the Board of Directors, based upon meeting certain performance goals to be agreed on each year with the Board of Directors.

3. The company has established an executive equity plan that will enable you to acquire and retain a significant equity stake in the company. You will be granted an additional 130,000 options (bringing your total to 400,000 options) at fair market value on the date of grant. The options will have a term of five years and will vest at a rate of 25% per year on each of your first four anniversaries of the date of this agreement.

4. We hope that the employment relationship will be mutually satisfactory; however, in the event of any change in your position as President and CEO reporting solely to the Board of Directors, or your involuntary termination for reasons other than Cause, you will continue to receive your base salary, use of your company-provided automobile and health benefits for a period of twelve months from the date of your termination. For the purpose of this Agreement, "Cause" shall mean your termination only upon: (a) your continued failure to perform such assigned duties and responsibilities as shall be consistent with the terms of this Agreement after receipt of a written warning with specific deficiencies and your failure to cure such deficiencies within thirty (30) days; or (b) your engaging in willful misconduct which is demonstrably injurious to the Company; or (c) your committing a felony or act of fraud against or misappropriation of property belonging to the Company. Your annual bonus for the year of termination will be paid only if agreed goals have been met by the time of termination. The annual bonus and the agreed goals will be adjusted pro rata for the period of the year prior to the end of employment.


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5. In the event that there is a sale or merger of the company or substantially all of its assets within your first twelve months of employment as CEO and you are not employed by the new owners in a similar capacity (head of a business unit reporting to the CEO or Board of Directors but not necessarily CEO of the resulting company), or you do not accept, in your sole discretion, employment in any other capacity offered by the new owners, immediately following such transaction, you will continue to receive your base salary, use of your company-provided automobile, and health benefits (or cash in lieu thereof) for a period of twelve months and you will vest 50% of your then unvested stock options. In the event that such transaction takes place after your first twelve months of employment and you are not employed by the new owners in a similar capacity (head of a business unit reporting to the CEO or Board of Directors but not necessarily CEO of the resulting company), or you do not accept, in your sole discretion, employment in any other capacity offered by the new owners, immediately following the transaction, you will continue to receive your base salary, use of your company-provided automobile and health benefits (or cash in lieu thereof) for a period of twelve months and will vest 100 % of your stock options. In either of these cases, your annual bonus will be paid only if agreed goals have been met by the time of consummation of the transaction. The annual bonus and the agreed goals will he adjusted pro rata for the period of the year prior to the end of employment.

6. You will execute an appropriate non-disclosure agreement similar to one you previously signed. You will agree not to compete with the Company while any payments are made pursuant to Paragraph 4and for a period of six (6) months thereafter. Competition shall include solicitation to hire any Neoware employees, or employment by or consultation on behalf of any company whose primary business is the development of thin client information appliances or whatever other business the company is pursuing at the time of your separation; or on behalf of a subsidiary or division of any company if the primary business of such subsidiary or division is the development of thin client information appliances or whatever other business the company is pursuing at the time of your separation.

In addition to the above, during your employment, you will be entitled to all benefits afforded to all Neoware employees.

Except as set forth herein, this Agreement sets forth our complete understanding and agreement and supersedes all previous employment agreements or terms between you and Neoware and terminates any rights under those agreements.

If the terms of this offer are acceptable, and I hope that they are, please sign this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer.

Mike, the Board and I are excited about our future together. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Very truly yours,

NEOWARE SYSTEMS, INC.


Arthur R. Spector
Chairman


Accepted and agreed to:


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Michael Kantrowitz